As filed with the Securities and Exchange Commission on February 1, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Keane Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1389	38-4016639
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2121 Sage Road

Houston, TX 77056

(713) 960-0381

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kevin M. McDonald

Executive Vice President, General Counsel & Secretary

Keane Group, Inc.

2121 Sage Road

Houston, TX 77056

(713) 960-0381

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stuart D. Freedman, Esq.

Antonio L. Diaz-Albertini, Esq.

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Phone: (212) 756-2000

Fax: (212) 593-5955

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value	(1)	(1)	(1)	(2)
Debt Securities(3)	(1)	(1)	(1)	(2)
Guarantees of Debt Securities(3)	(4)	(4)	(4)	(4)

(1)	Omitted pursuant to General Instructions II.E. of Form S-3. An indeterminate amount of securities of each identified class are being registered as may from time to time be issued at indeterminate prices.
(2)	In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrants are deferring payment of the registration fee. Registration fees will be paid subsequently on a “pay as you go” basis based on the aggregate offering price of the securities to be offered in one or more offerings to be made hereunder.
(3)	Debt securities may be issued by Keane Group, Inc. and/or any of the registrants named below under “Table of Additional Registrants” and may be issued without guarantees or may be guaranteed by one or more of the registrants named below under “Table of Additional Registrants.”
(4)	No separate consideration will be received for the guarantees. Pursuant to Rule 457(n) under the Securities Act, no registration fee is required with respect to the guarantees.

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Registrant as Specified in its Charter (or Other Organizational Document)	State or other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number (if none write N/A)	Address, Including Zip Code, of Registrant’s Principal Executive Offices	Phone Number
Keane Frac, LP	Pennsylvania	27-1427931	2121 Sage Road, Houston, TX 77056	(713) 960-0381
Keane Frac GP, LLC	Delaware	90-0759434	2121 Sage Road, Houston, TX 77056	(713) 960-0381
Keane Group Holdings, LLC	Delaware	27-5271613	2121 Sage Road, Houston, TX 77056	(713) 960-0381
KGH Intermediate Holdco I, LLC	Delaware	35-2512752	2121 Sage Road, Houston, TX 77056	(713) 960-0381
KGH Intermediate Holdco II, LLC	Delaware	61-1741950	2121 Sage Road, Houston, TX 77056	(713) 960-0381
KS Drilling, LLC	Delaware	27-5271613	2121 Sage Road, Houston, TX 77056	(713) 960-0381

PROSPECTUS

Keane Group, Inc.

Common Stock

Debt Securities

Guarantees

We and/or one or more selling stockholders identified in any prospectus supplement may offer to sell shares of our common stock, par value $0.01 per share, from time to time in amounts, at prices and on terms that will be determined at the time of any such offering.

We may, from time to time, offer and sell debt securities, which may or may not be guaranteed by one or more of our subsidiaries. One or more of our subsidiaries may, from time to time, offer and sell debt securities, which will be guaranteed by us and may or may not be guaranteed by one or more of our other subsidiaries.

These securities may be sold on a continuous or delayed basis directly to or through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and we and any agents, dealers and underwriters reserve the right to reject, in whole or in part, any proposed purchase of our securities. If any agents, dealers or underwriters are involved in the sale of any of our securities, the applicable prospectus supplement will set forth any applicable commissions or discounts payable to them. Our net proceeds from the sale of our securities also will be set forth in the applicable prospectus supplement. We also may provide investors with a free writing prospectus that includes this information.

We will not receive any proceeds from the sales of our common stock by selling stockholders.

This prospectus describes some of the general terms that may apply to these securities. Each time that we or the selling stockholders offer any securities using this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement or a free writing prospectus will contain more specific information about the offering and the securities being offered, including the specific amounts, prices and terms of the securities being offered. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement describing the method and terms of the offering.

Our common stock is listed and traded on the New York Stock Exchange (the “NYSE”) under the symbol “FRAC.” If we decide to list or seek a quotation for any other securities, the prospectus supplement relating to those securities will disclose the exchange or market on which those securities will be listed or quoted.

You should carefully read this prospectus and any applicable prospectus supplement and free writing prospectus, together with any documents we incorporate by reference, before you invest in our securities.

Investing in our securities involves a high degree of risk. You should carefully consider the risk factors referred to in the section titled “Risk Factors” beginning on page 6 of this prospectus, in any prospectus supplement and free writing prospectus, together with the documents incorporated or deemed incorporated by reference before you make your investment decision.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 1, 2018.

Prospectus

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. Under this shelf registration process, we and/or one or more selling stockholders may, from time to time, offer any of our securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we or the selling stockholders may offer. Each time we or the selling stockholders offer securities using this prospectus, we will provide a prospectus supplement and attach it to this prospectus and may also provide you with a free writing prospectus. The prospectus supplement and any free writing prospectus will contain more specific information about the offering, including the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update, change or clarify information contained in or incorporated by reference into this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. If there is any inconsistency between the information in this prospectus and the information in the prospectus supplement, you should rely on the information in the prospectus supplement.

The rules of the SEC allow us to incorporate by reference information into this prospectus. This means that important information is contained in other documents that are considered to be a part of this prospectus. Additionally, information that we file later with the SEC will automatically update and supersede this information. You should carefully read both this prospectus and the applicable prospectus supplement together with the additional information that is incorporated or deemed incorporated by reference in this prospectus as described under the heading “Information Incorporated by Reference” and any additional information described under the heading “Where You Can Find More Information” before making an investment in our securities. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents described herein have been filed, or will be filed or incorporated by reference, as exhibits to the registration statement of which this prospectus is a part. The registration statement, including the exhibits and documents incorporated or deemed incorporated by reference in this prospectus can be read on the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

THIS PROSPECTUS MAY NOT BE USED TO SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

Neither the delivery of this prospectus or any applicable prospectus supplement nor any sale made using this prospectus or any applicable prospectus supplement implies that there has been no change in our affairs or that the information contained in, or incorporated by reference in, this prospectus or in any applicable prospectus supplement is correct as of any date after their respective dates. You should not assume that the information contained in, or incorporated by reference in, this prospectus or any applicable prospectus supplement or any free writing prospectus prepared by us is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should rely only on the information contained in or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized anyone to give you different information, and if you are given any information or representation about these matters that is not contained or incorporated by reference in this prospectus or a prospectus supplement, you must not rely on that information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Explanatory Note

As used in this prospectus, unless the context otherwise requires, (i) references to the terms “Company,” “Keane,” “we,” “us” and “our” refer to Keane Group, Inc. and its consolidated subsidiaries, (ii) the term “2016 10-K” refers to our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 21, 2017, incorporated by reference herein; and (iii) the term “Third Quarter 10-Q” refers to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, filed with the SEC on November 3, 2017, incorporated by reference herein.

Market, Industry and Other Data

This prospectus and the documents incorporated by reference herein include market and industry data and certain other statistical information based on third-party sources. Although we believe these third-party sources are reliable as of their respective dates, we have not independently verified the accuracy or completeness of this information. Some data is also based on our own good faith estimates which are supported by our management’s knowledge of and experience in the markets and businesses in which we operate.

While we are not aware of any misstatements regarding any market, industry or similar data presented or incorporated by reference herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the sections entitled “Special Note Regarding Forward-Looking Statements” in this prospectus and “Risk Factors” incorporated by reference herein.

Trademark and Trade Names

This prospectus and the documents incorporated by reference herein contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus and the documents incorporated by reference herein is not intended to, and does not imply, a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus and the documents incorporated by reference herein may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained or incorporated by reference in this prospectus, including statements regarding our future operating results and financial position, business strategy, and plans and objectives of management for future operations, are forward-looking statements. Our forward-looking statements are generally accompanied by words such as “may,” “should,” “expect,” “believe,” “plan,” “anticipate,” “could,” “intend,” “target,” “goal,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other similar expressions. Any forward-looking statements contained or incorporated by reference in this prospectus speak only as of the date on which we make them and are based upon our historical performance and on current plans, estimates and expectations. Forward-looking statements contained or incorporated by reference in this prospectus include, but are not limited to, statements about:

•	the competitive nature of the industry in which we conduct our business;

•	general business and economic conditions;

•	crude oil and natural gas commodity prices;

•	demand for services in our industry;

•	our ability to successfully integrate RockPile Energy Services, LLC;

•	business strategy;

•	our status as a controlled company;

•	the effect of a loss of, or financial distress of, one or more key customers;

•	our ability to obtain or renew customer contracts;

•	the effect of a loss of, or interruption in operations of, one or more key suppliers;

•	the market price and availability of materials or equipment;

•	increased costs as the result of being a public company;

•	planned acquisitions and future capital expenditures;

•	technology;

•	financial strategy, liquidity, capital required for our ongoing operations and acquisitions, and our ability raise additional capital;

•	our ability to service our debt obligations;

•	ability to obtain permits, approvals and authorizations from governmental and third parties, and the effects of government regulation;

•	dividends;

•	future operating results; and

•	plans, objectives, expectations and intentions.

We caution you that the foregoing list may not contain all of the forward-looking statements made or incorporated by reference in this prospectus.

You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained or incorporated by reference in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in the section entitled “Risk Factors” in our 2016 10-K, the section entitled “Risk Factors” in our Third Quarter 10-Q and elsewhere in this prospectus and the documents incorporated by reference, as such factors may be updated from time to time in other documents and reports that we file with the SEC that are incorporated or deemed to be incorporated by reference in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained or incorporated by reference in this prospectus. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

The forward-looking statements made or incorporated by reference in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made or incorporated by reference in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

OUR COMPANY

We are one of the largest pure-play providers of integrated well completion services in the United States, with a focus on complex, technically demanding completion solutions. Our primary service offerings include horizontal and vertical fracturing, wireline perforation and logging and engineered solutions, as well as other value-added service offerings. We operate and our assets are located in the Permian Basin, the Marcellus Shale/Utica Shale, the Bakken Formation and the Eagle Ford shale and we are able to deploy our assets in other active oil and gas basins, including the SCOOP/STACK Formation. We provide industry-leading completion services with a strict focus on health, safety and environmental stewardship and cost-effective customer-centric solutions. Our Company prides itself on our operating principles, our core values that focus on health, safety, environment, efficiency and operational excellence, our partnership with our customers and transparency in our value creation and our responsibilities to our employees and customers.

We provide our services in conjunction with onshore well development, in addition to stimulation operations on existing wells, to exploration and production customers with some of the highest quality and safety standards in the industry. We believe our proven capabilities enable us to deliver cost-effective solutions for increasingly complex and technically demanding well completion requirements, which include longer lateral segments, multiple fracturing stages in challenging high-pressure formations and greater proppant intensity.

Our completion services are designed in partnership with our customers to enhance both initial production rates and estimated ultimate recovery from new and existing wells. We seek to deploy our assets with well-capitalized customers that have long-term development programs that enable us to maximize operational efficiencies and the return on our assets. We believe our integrated approach increases efficiencies and provides potential cost savings for our customers, allowing us to broaden our relationships with existing customers and attract new ones. In addition, our technical team and engineering center, which is located in The Woodlands, Texas, provides us the ability to supplement our service offerings with engineered solutions specifically tailored to address our customers’ completion requirements and challenges.

Company Information

Keane Group, Inc. is organized under the laws of the State of Delaware.

Our principal executive offices are located at 2121 Sage Road, Suite 370, Houston, TX 77056. Our telephone number is (713) 960-0381 and our internet address is www.keanegrp.com. Our website and the information contained thereon and accessible therefrom are not part of this prospectus and should not be relied upon by prospective investors in connection with any decision to purchase our common shares.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the matters discussed under “Risk Factors” in our 2016 10-K and Third Quarter 10-Q, both incorporated by reference in this prospectus. You should also carefully consider the matters discussed under “Risk Factors” or any similar caption in other documents or reports that we file with the SEC after the date of this prospectus that are incorporated or deemed to be incorporated by reference in this prospectus as well as any risks described in any applicable prospectus supplement or free writing prospectus that we provide you in connection with an offering of securities pursuant to this prospectus. See “Where You Can Find More Information” and “Information Incorporated by Reference.” Additionally, the risks and uncertainties discussed in this prospectus or in any document incorporated by reference into this prospectus are not the only risks and uncertainties that we face, and our business, financial condition, prospects, results of operations, cash flow and the market price of our securities could be materially adversely affected by other matters that are not known to us or that we currently do not consider to be material.

USE OF PROCEEDS

Except as otherwise set forth in a prospectus supplement, we intend to use the net proceeds from sales of the securities offered pursuant to this prospectus for general corporate purposes, which may include, without limitation, one or more of the following: refunding, repurchasing, retiring upon maturity, redeeming or repaying existing debt; working capital; capital expenditures; repurchases of our capital stock; and strategic investments and acquisitions.

We will not receive any proceeds from sales of our common stock by selling stockholders.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes appearing in our 2016 10-K and our Third Quarter 10-Q incorporated by reference into this prospectus.

	Nine Months Ended	Fiscal Year
	September 30, 2017	2016	2015	2014
Ratio of earnings to fixed charges(1)(2)	—	—	—	—

(1)	For the purpose of determining the ratio of earnings to fixed charges, earnings available for fixed charges include pre-tax income from continuing operations plus fixed charges (excluding capitalized interest). Fixed charges consist of interest on all indebtedness (including capitalized interest) plus that portion of operating lease rentals representative of the interest factor (deemed to be one-third of operating lease rentals).
(2)	Due to losses in the first nine months ended September 30, 2017, fiscal 2016, fiscal 2015 and fiscal 2014, the ratio coverage was less than 1:1 in each of those periods. We would have needed to generate additional earnings of $78.2 million, $187.1 million, $64.6 million and $45.6 million to achieve a coverage ratio of 1:1 during those periods.

DESCRIPTION OF CAPITAL STOCK

The following summarizes the most important terms of our common stock and related provisions of the certificate of incorporation and our bylaws. This description also summarizes the principal agreements relating to our common stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our certificate of incorporation and bylaws and the agreements referred to below, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

General

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.

There are 112,066,841 shares of our common stock issued and outstanding as of January 31, 2018.

Common Stock

Dividend Rights

Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of our common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Voting Rights

Each holder of our common stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders. A majority vote is required for all action to be taken by stockholders, except as otherwise provided for in our certificate of incorporation and bylaws or as required by law, including the election of directors in an election that is determined by our board of directors to be a contested election, which requires a plurality. Our certificate of incorporation provides that our board of directors and, prior to the date that Keane Investor Holdings LLC (“Keane Investor”) and its respective affiliates (as defined in Rule 12b-2 of the Exchange Act), or any person who is an express assignee or designee of Keane Investor’s respective rights under our certificate of incorporation (and such assignee’s or designee’s affiliates) (of these entities, the entity that is the beneficial owner of the largest number of shares is referred to as the “Designated Controlling Stockholder”) ceases to own, in the aggregate, at least 50% of the then-outstanding shares of our common stock (the “50% Trigger Date”), the Designated Controlling Stockholder, are expressly authorized to make, alter or repeal our bylaws and that our stockholders may only amend our bylaws after the 50% Trigger Date with the approval of at least two-thirds of the total voting power of the outstanding shares of our capital stock entitled to vote in any annual election of directors.

Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of our common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation Rights

In the event of our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities and the liquidation preference of any outstanding preferred stock.

Other Rights

Our common stock has no preemptive rights, no cumulative voting rights and no redemption, sinking fund or conversion provisions.

Preferred Stock

Our board of directors is authorized, by resolution or resolutions, to issue up to 50,000,000 shares of our preferred stock. Our board of directors is authorized, by resolution or resolutions, to provide, out of the unissued shares of our preferred stock, for one or more series of preferred stock and, with respect to each such series, to fix, without further stockholder approval, the designation, powers, preferences and relative, participating, option or other special rights, including voting powers and rights, and the qualifications, limitations or restrictions thereof, of each series of preferred stock pursuant to Section 151 of the Delaware General Corporation Law (the “DGCL”). Our board of directors could authorize the issuance of preferred stock with terms and conditions that could discourage a takeover or other transaction that some holders of our common stock might believe to be in their best interests or in which holders of common stock might receive a premium for their shares over and above market price. We have no current plan to issue any shares of preferred stock.

Composition of our Board of Directors

Our board of directors currently has 12 members. The Amended and Restated Stockholders’ Agreement, dated as of July 3, 2017, by and among the Company, RockPile Energy Holdings, LLC (“RockPile Holdings”), WDE RockPile Aggregate, LLC and Keane Investor (the “A&R Stockholders’ Agreement”) provides that, except as otherwise required by applicable law, from the date (a) immediately prior to the 50% Trigger Date, the Designated Controlling Stockholder shall set the size of the board of directors at 11 directors; (b) on which we are no longer a controlled company under the applicable rules of the NYSE but prior to the date that Keane Investor and its respective affiliates (or any person who is an express assignee or designee of Keane Investor’s respective rights under our certificate of incorporation (and such assignee’s or designee’s affiliates)) ceases to own, in the aggregate, at least 35% of the then-outstanding shares of our common stock (the “35% Trigger Date”), Keane Investor shall have the right to designate a number of individuals who are qualified and suitable to serve as members of our board of directors under all applicable corporate governance policies and guidelines of KGI and our board of directors, and all applicable legal, regulatory and stock exchange requirements (other than any requirements under the NYSE regarding director independence) (the “Director Requirements”) equal to one director fewer than 50% of our board of directors at any time and shall cause its directors appointed to our board of directors to vote in favor of maintaining an 11-person board of directors unless the management board of Keane Investor otherwise agrees by the affirmative vote of 80% of the management board of Keane Investor; (c) on which a permitted transferee or assignee of such party that succeeds to such party’s rights under the A&R Stockholders’ Agreement (each transferee or assignee, a “Holder” and, collectively, the “Holders”) has beneficial ownership of at least 20% but less than a 35% of our then-outstanding common stock, the Holder will have the right to designate a number of individuals who satisfy the Director Requirements equal to the greater of three or 25% of the size of our board of directors at any time (rounded up to the next whole number); (d) on which a Holder has beneficial ownership of at least 15% but less than 20% of our then-outstanding common stock, the Holder will have the right to designate the greater of two or 15% of the size of our board of directors at any time (rounded up to the next whole number); and (e) on which a Holder has beneficial ownership of at least 10% but less than 15% of our then-outstanding common stock, it will have the right to designate one individual who satisfies the Director Requirements.

Pursuant to the terms of the Keane Investor Holdings LLC Agreement and the A&R Stockholders’ Agreement, prior to the 50% Trigger Date, a majority vote of the management board of Keane Investor is required to designate directors to our board of directors, and the designated directors consist of six designees of Cerberus Capital Management (“Cerberus”) (if Cerberus so requests), one individual designated by Trican Well Service, L.P. (“Trican”) (if Trican so requests) and the Chief Executive Officer of Keane. From the date on which we are no longer a controlled company under the applicable rules of the NYSE but prior to the 35% Trigger Date, a majority vote of the management board of Keane Investor is required to designate nominees to be included and the slate for election to our board of directors if the designated nominees consist of four nominees of Cerberus (if Cerberus so requests) and one nominee of Trican (if Trican so requests). The nominees shall include persons that are “independent” for purposes of the Listed Company Rules of the NYSE if required to comply with such rules.

Our certificate of incorporation provides that our board of directors will consist of not less than seven directors and not more than 15 directors, and that the exact number of directors will be determined by a resolution of our board of directors. Our certificate of incorporation also provides that, prior to the 50% Trigger Date, the Designated Controlling Stockholder may increase or decrease the authorized number of directors on our board of directors. Following the 50% Trigger Date, the authorized number of directors may be increased or decreased only with the approval of at least two-thirds of all of the outstanding shares of our capital stock entitled to vote.

Each of Cerberus, Trican and a representative of a majority of the shares of common stock held by several entities affiliated with the Keane family (the “Keane Parties”), shall be entitled to, at its option, designate up to two individuals in the capacity of non-voting observers (“Observers”) to our Board of Directors. RockPile Holdings (or WDE RockPile Aggregate, LLC, if RockPile Holdings designates its appointment right) shall be entitled to, subject to certain conditions, designate one individual in the capacity of Observer to our Board of Directors. The appointment and removal of any Observer shall be by written notice to the Board of Directors. An Observer may attend any meeting of the board of directors, provided that no Observer shall have the right to vote or otherwise participate in the board of directors meeting in any way other than to observe any applicable meeting of the board of directors. Our board of directors or any committee thereof shall have the right to exclude an Observer from any meeting or portion thereof in the sole discretion of a majority of the members in attendance at such meeting. If the Keane Parties, directly or indirectly, cease to beneficially own at least 50% of our common stock beneficially owned by the Keane Parties at the time of this offering, the Keane Parties shall no longer have any right to appoint Observers and shall cause any appointed Observers to immediately resign. If Trican, directly or indirectly, ceases to beneficially own at least 25% of our common stock beneficially owned by Trican at the time of this offering, Trican shall no longer have any right to appoint Observers and shall cause such appointed observers to immediately resign. If WDE RockPile Aggregate, LLC and five other individuals who acquired our shares in our acquisition of RockPile Energy Services, LLC (collectively, the “RockPile Holders”), directly or indirectly, cease to beneficially own at least 50% of our common stock beneficially owned by the RockPile Holders as of July 3, 2017, RockPile Holdings shall no longer have any right to appoint Observers and shall cause any appointed Observers to immediately resign.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Some provisions of Delaware law and of our certificate of incorporation and bylaws could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals, other than proposals made by or at the direction of our board of directors or, prior to the 35% Trigger Date, by the Designated Controlling Stockholder. Our bylaws also establish advance notice procedures with respect to the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or by a committee appointed by our board of directors. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed, and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

Calling Special Stockholder Meetings

Our certificate of incorporation and bylaws provide that special meetings of our stockholders may be called only by our board of directors or by stockholders owning at least 25% in amount of our entire capital stock issued and outstanding, and entitled to vote.

Stockholder Action by Written Consent

The DGCL permits stockholder action by written consent unless otherwise provided by our certificate of incorporation. Prior to the 50% Trigger Date, the Designated Controlling Stockholder may take any action that may be taken at a meeting by written consent. On or after the 50% Trigger Date, no action may be taken by written consent in lieu of a stockholders’ meeting.

Undesignated Preferred Stock

Our board of directors is authorized to issue, without stockholder approval, preferred stock with such terms as our board of directors may determine. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company.

Delaware Anti-Takeover Statute

We have elected not to be governed by Section 203 of the DGCL, an anti-takeover law (“Section 203”). This law prohibits a publicly held Delaware corporation from engaging under certain circumstances in a business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines “business combination” to include: any merger or consolidation involving us and the interested stockholder; any sale, transfer, pledge or other disposition of 10% or more of our assets involving the interested stockholder; in general, any transaction that results in the issuance or transfer by us of any of our stock to the interested stockholder; or the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through us. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any such entity or person. A Delaware corporation may opt out of this provision by express provision in its original certificate of incorporation or by amendment to its certificate of incorporation or bylaws approved by its stockholders. We have opted out of this provision. Accordingly, we will not be subject to any anti-takeover effects of Section 203.

Removal of Directors; Vacancies

Our certificate of incorporation provides that, following the 50% Trigger Date, directors may be removed with or without cause upon the affirmative vote of holders of at least two-thirds of the total voting power of the outstanding shares of the capital stock of the Company entitled to vote in any annual election of directors or class of directors, voting together as a single class. In addition, our certificate of incorporation provides that vacancies, including those resulting from newly created directorships or removal of directors, may only be filled (i) by the Designated Controlling Stockholder or by a majority of the directors then in office, prior to the 50% Trigger Date, and (ii) after the 50% Trigger Date, by a majority of the directors then in office, in each case although less than a quorum, or by a sole remaining director. This may deter a stockholder from increasing the size of our board of directors and gaining control of the board of directors by filling the remaining vacancies with its own nominees.

Limitation on Directors’ Liability

Our certificate of incorporation and bylaws will indemnify our directors to the fullest extent permitted by the DGCL. The DGCL permits a corporation to limit or eliminate a director’s personal liability to the corporation or the holders of its capital stock for breach of duty. This limitation is generally unavailable for acts or omissions by a director which (i) were in bad faith, (ii) were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (iii) involved a financial profit or other advantage to which such director was not legally entitled. The DGCL also prohibits limitations on director liability for acts or omissions which resulted in a violation of a statute prohibiting certain dividend declarations, certain payments to stockholders after dissolution and particular types of loans. The effect of these provisions is to eliminate the rights of our Company and our stockholders (through stockholders’ derivative suits on behalf of our Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors under the federal securities laws of the United States.

Debt Facilities

Under our existing debt facilities, a change of control may permit the lenders to exercise remedies, such as acceleration of their loans, termination of their obligations to fund additional advances and collection against the collateral securing such loan.

Choice of Forum

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for: (a) any derivative action or proceeding brought on our behalf; (b) any action asserting a breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders; (c) any action asserting a claim pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws; or (d) any action asserting a claim governed by the internal affairs doctrine. However, it is possible that a court could find our forum selection provision to be inapplicable or unenforceable.

Stockholders’ Agreement

Registration Rights

Any Holder that (i) collectively and beneficially own at least 20% of the total issued and outstanding Registrable Securities (as defined herein) or (ii) collectively and beneficially own at least 10% of the total issued and outstanding Registrable Securities, provided they beneficially own Registrable Securities equivalent to at least 50% of the Registrable Securities beneficially owned by them as of the effective date, will have the right to require us to register their shares under the Securities Act under specified circumstances. In addition, RockPile Holdings and WDE RockPile Aggregate, LLC will have the right, under certain circumstance, to register the shares acquired by the RockPile Holders in our acquisition of RockPile Energy Services, LLC.

With respect to the A&R Stockholders’ Agreement, “Registrable Securities” generally refers to outstanding shares of our common stock owned or hereafter acquired by a Holder; provided, however, that any such shares shall cease to be Registrable Securities to the extent (i) a registration statement with respect to the sale of such shares has been declared effective under the Securities Act and such shares have been disposed of in accordance with the plan of distribution set forth in such registration statement, (ii) such shares have been sold to the public through a broker, dealer or market maker in compliance with Rule 144 or Rule 145 of the Securities Act (or any successor rule), or (iii) such shares cease to be outstanding.

Demand and Form S-3 Registration Rights

A Demand Holder (as defined herein), RockPile Holdings or WDE RockPile Aggregate, LLC, in each case subject to specified limitations, may require that we register all or part of their shares (or the RockPile Holders’ shares) of our common stock for sale under the Securities Act, provided that we are not required to effect more than one “marketed” underwritten offering or more than one demand registration in any consecutive 180-day period, that the number of shares of common stock requested to be registered in any underwritten offering have a value equal to at least $40,000,000 or 100% of the Registrable Securities then held by such Demand Holder, that we are not required to effect more than one demand registration (including a marketed underwritten offering) at the request of RockPile Holdings or WDE RockPile Aggregate, LLC and that we are not required to effect more than six demand registrations. The Demand Holders, the RockPile Holdings and WDE RockPile Aggregate, LLC may make demand for registrations on Form S-1, a long-form registration statement, or Form S-3, a short-form registration statement, when we are eligible to use those forms.

With respect to the A&R Stockholders’ Agreement, a “Demand Holder” is any Holder party to the A&R Stockholders’ Agreement that (i) collectively and beneficially owns at least 20% of the total issued and outstanding Registrable Securities or (ii) collectively and beneficially owns at least 10% of the total issued and outstanding Registrable Securities, provided they beneficially own Registrable Securities equivalent to at least 50% of the Registrable Securities beneficially owned by them as July 3, 2017.

Piggyback Registration Rights

If we propose to register additional shares of common stock, each Holder will be entitled to notice of the registration and will be entitled to include its shares of common stock (on a pro rata and pari passu basis) in that registration with all registration expenses paid by us. Prior to the distribution by Keane Investor of all of the common stock it holds as of the completion of this offering to its equityholders, the only Holders permitted under the Stockholders’ Agreement to include their shares of common stock in a registration proposed by us shall be Keane Investor, the RockPile Holders or a Demand Holder, unless Keane Investor or a Demand Holder (other than the RockPile Holders) also elects to participate in such registration.

Limitations and Expenses

Other than in a demand registration, with specified exceptions, the rights of the Holders to include shares in a registration are subject to the right of the underwriters to limit the number of shares included in the offering. All fees, costs and expenses of any registrations made pursuant to the A&R Stockholders’ Agreement, including demand registrations, registrations on Form S-3 and piggyback registrations, will be paid by us, and all selling expenses, including underwriting discounts and commissions, will be paid by us, provided that a Demand Holder shall be responsible for our out-of-pocket registration expenses in the case of a withdrawal of a demand registration by such party (subject to certain exceptions).

Listing

Our common stock is listed on the NYSE under the symbol “FRAC.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company LLC.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

Please note that in this section titled “Description of Debt Securities and Guarantees,” references to the “Company” refer only to Keane Group, Inc. and not to any of its subsidiaries. The term “issuer” means Keane Group, Inc. and/or one or more of the other subsidiaries of Keane Group, Inc., depending on which registrant is offering the debt securities, and the term “issuers” is a collective reference to the registrants offering debt securities using this prospectus.

The Company may issue debt securities. Unless otherwise expressly stated in the applicable prospectus supplement, the debt securities will be the Company’s unsubordinated and unsecured obligations and may be issued in one or more series. One or more of the Company’s subsidiaries may also issue debt securities. Unless otherwise expressly stated in the applicable prospectus supplement, the debt securities will be such subsidiary’s unsubordinated and unsecured obligations and may be issued in one or more series. The debt securities of any series of the applicable issuer may have the benefit of guarantees (each, a “Guarantee”) by one or more of the subsidiaries of the Company (each, a “Subsidiary Guarantor”). In the case of debt securities issued by a subsidiary of the Company, the debt securities will also be guaranteed by Company (collectively with the Subsidiary Guarantors, the “Guarantors”). Unless otherwise expressly stated in the applicable prospectus supplement, the Guarantees will be the unsubordinated and unsecured obligations of the respective Guarantors. If so indicated in the applicable prospectus supplement, the issuers may issue debt securities that are secured by specified collateral or that have the benefit of one or more Guarantees that are secured by specified collateral. Unless otherwise expressly stated or the context otherwise requires, as used in this section, the term “guaranteed debt securities” means any debt securities that, as described in the prospectus supplement relating thereto, are guaranteed by one or more Guarantors pursuant to the applicable indenture (as defined herein); the term “secured debt securities” means any debt securities that, as described in the prospectus supplement relating thereto, are secured by collateral; the term “unsecured debt securities” means any debt securities that are not secured debt securities; and the term “debt securities” includes both unsecured debt securities and secured debt securities and both guaranteed and unguaranteed debt securities.

To the extent the applicable prospectus supplement or other offering materials relating to an offering of debt securities are inconsistent with this prospectus, the terms of that prospectus supplement or other offering materials will supersede the information in this prospectus.

The debt securities will be issued under one or more indentures between the issuer and Wilmington Trust, National Association, as trustee, and may include one or more Guarantors. The terms of the debt securities will include those set forth in the applicable indenture and any related security documents and those made a part of the indenture by the Trust Indenture Act of 1939. You should read the summary below, the applicable prospectus supplement and/or other offering materials and the provisions of the indenture and any related security documents in their entirety before investing in our debt securities.

The prospectus supplement relating to any series of debt securities that the issuer may offer will contain the specific terms of the debt securities. These terms may include the following:

•	the identity of the issuers offering debt securities;

•	the title and aggregate principal amount of the debt securities;

•	whether the debt securities will be senior, subordinated or junior subordinated;

•	whether the debt securities will be secured or unsecured;

•	whether the debt securities are convertible or exchangeable into other securities;

•	the percentage or percentages of principal amount at which such debt securities will be issued;

•	the interest rate(s) or the method for determining the interest rate(s);

•	the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	the person to whom any interest on the debt securities will be payable;

•	the places where payments on the debt securities will be payable;

•	the maturity date;

•	redemption or early repayment provisions;

•	authorized minimum denominations and multiples in excess thereof;

•	form;

•	amount of discount or premium, if any, with which such debt securities will be issued;

•	whether such debt securities will be issued in whole or in part in the form of one or more global securities;

•	the identity of the depositary for global securities;

•	whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•	the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the particular debt securities being issued;

•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination, security and release of the guarantees), if any;

•	any applicable subordination provisions for any subordinated debt securities;

•	any restriction or condition on the transferability of the debt securities;

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which we or the purchaser of the debt securities can select the payment currency;

•	the securities exchange(s) on which the securities will be listed, if any;

•	whether any underwriter(s) will act as market maker(s) for the securities;

•	the extent to which a secondary market for the securities is expected to develop;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	provisions relating to covenant defeasance and legal defeasance;

•	provisions relating to satisfaction and discharge of the applicable indenture;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the applicable indenture; and

•	additional terms not inconsistent with the provisions of the applicable indenture.

General

The issuer may sell debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, the issuer may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of issuance. Unless we inform you otherwise in a prospectus supplement, any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the applicable indenture. In addition, we will describe in the applicable prospectus supplement, material U.S. federal income tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

We expect most debt securities to be issued in fully registered form without coupons and in minimum denominations of $2,000 and any integral multiples of $1,000 in excess thereof. Subject to the limitations provided in the applicable indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

If specified in the applicable prospectus supplement, the Company and/or certain of its subsidiaries will guarantee the debt securities. The particular terms of any guarantee will be described in the related prospectus supplement.

Global Securities

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon holders of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

Any indenture and the debt securities will be construed in accordance with and governed by the laws of the State of New York.

PLAN OF DISTRIBUTION

We and/or one or more selling stockholders may sell the securities described in this prospectus from time to time in one or more transactions:

•	to purchasers directly;

•	to underwriters for public offering and sale by them;

•	through agents;

•	through dealers;

•	through a combination of any of the foregoing methods of sale; and/or

•	through any other methods described in a prospectus supplement.

We and/or one or more selling stockholders may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any resale of the securities. A prospectus supplement will describe the terms of any sale of securities we are offering hereunder. Direct sales may be arranged by a securities broker-dealer or other financial intermediary.

The applicable prospectus supplement will name any underwriter involved in a sale of securities. Underwriters may offer and sell securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may be involved in any “at the market” offering of securities by or on our behalf.

Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

Unless we state otherwise in the applicable prospectus supplement, the obligations of any underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the securities if any are purchased.

The applicable prospectus supplement will set forth whether or not underwriters may effect transactions that stabilize, maintain or otherwise affect the market price of the securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

We will name any agent involved in a sale of securities, as well as any commissions payable to such agent, in a prospectus supplement. Unless we state otherwise in the applicable prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

If a dealer is utilized in the sale of the securities being offered pursuant to this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

Underwriters, dealers and agents participating in a sale of the securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

LEGAL MATTERS

Unless we state otherwise in the applicable prospectus supplement, the validity of any securities that may be offered by this prospectus will be passed upon for us by Schulte Roth & Zabel, LLP, New York, New York and Clark Hill PLC, Pittsburgh, Pennsylvania or other counsel who is satisfactory to us. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Keane Group Holdings LLC as of December 31, 2016 and 2015 and for each of the years in the three year period ended December 31, 2016, and the balance sheet for Keane Group, Inc. as of December 31, 2016, have been incorporated by reference in this registration statement, and the consolidated financial statements of Trican Well Service, LP as of December 31, 2015 and December 31, 2014 and for the years then ended have been included herein in reliance upon the reports of KPMG LLP (“KPMG”), independent registered public accounting firm, incorporated by reference and appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of RockPile Energy Holdings, LLC as of December 31, 2016 and December 31, 2015 and for the periods from September 8, 2016 to December 31, 2016, January 1, 2016 to September 7, 2016 and the year ended December 31, 2015, incorporated by reference in this prospectus and elsewhere in this registration statement have been so included in reliance on the reports of Grant Thornton LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of RockPile Energy Services, LLC as of and for the fiscal year ended January 31, 2015, have been incorporated by reference in this registration statement in reliance on the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

In connection with our initial public offering, we requested our independent auditor, KPMG, to affirm its independence relative to the rules and regulations of the Public Company Accounting Standards Board and the SEC. During KPMG’s independence evaluation procedures, an impermissible contingent fee arrangement was identified between a KPMG member firm of KPMG International Cooperative (the “KPMG Member Firm”) and an affiliated entity controlled by Cerberus Capital Management, L.P. This engagement existed during 2015 and through October 2016. The impermissible fee arrangement was terminated promptly upon identification. The KPMG member firm referenced above does not participate in the audit engagement of Keane Group, Inc. and Keane Group Holdings, LLC and the services provided by the KPMG member firm had no effect on KPMG’s audit engagements. KPMG considered whether the matters noted above impacted its objectivity and ability to exercise impartial judgment with regard to its engagement as our auditors and have concluded that there has been no impairment of KPMG’s objectivity and ability to exercise impartial judgment on all matters encompassed within its audits. After taking into consideration the facts and circumstances of the above matter and KPMG’s determination, Keane Group Holdings, LLC’s audit committee also concluded that KPMG’s objectivity and ability to exercise impartial judgment has not been impaired.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and the securities covered by this prospectus, you should refer to the registration statement and to its exhibits and schedules. Our descriptions in this prospectus of the provisions of documents filed as exhibits to the registration statement or otherwise filed with the SEC are only summaries of the terms of those documents that we consider material. If you want a complete description of the content of such documents, you should obtain the documents yourself by following the procedures described above.

We will file annual, quarterly and current reports and other information with the SEC. Our filings with the SEC will be available to the public on the SEC’s website at http://www.sec.gov. Those filings will also be available to the public on, or accessible through, our corporate website at http://www.keanegrp.com. The information contained on our corporate website or any other website that we may maintain is not part of this prospectus, any prospectus supplement or the registration statement of which this prospectus is a part. You may also read and copy, at SEC prescribed rates, any document we file with the SEC, including the registration statement (and its exhibits) of which this prospectus is a part, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

INFORMATION INCORPORATED BY REFERENCE

We “incorporate by reference” certain documents we have filed with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and any information contained in this prospectus or in any document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or free writing prospectus provided to you in connection with this offering modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus. The following documents filed with the SEC are hereby incorporated by reference in this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 21, 2017;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, filed with the SEC on May 5, 2017;

•	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017, filed with the SEC on August 3, 2017;

•	our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017, filed with the SEC on November 7, 2017;

•	our Current Reports on Form 8-K, filed with the SEC on January 26, 2017, February 23, 2017, April 4, 2017, May 12, 2017, May 19, 2017, July 3, 2017, including the amendments thereto filed on August 4, 2017 and January 10, 2018, September 8, 2017, December 14, 2017 and December 28, 2017; and

•	the description of our common stock as set forth in our registration statement on Form 8-A (File No. 001-37988), filed with the SEC on January 18, 2017, pursuant to Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to our Investor Relations department, at the following address:

Keane Group, Inc.

2121 Sage Road

Houston, TX 77056

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Members

Keane Group Holdings, LLC:

We have audited the accompanying financial statements of Trican Well Service, L.P., which comprise the balance sheets as of December 31, 2015 and 2014, and the related statements of operations, partners’ capital, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trican Well Service, L.P. as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Houston, Texas

October 20, 2016

TRICAN WELL SERVICE, L.P.

Balance Sheets

December 31, 2015 and 2014

(Amounts in thousands)

	2015	2014
Assets
Current assets:
Cash and cash equivalents	$12,758	$13,070
Trade accounts receivable net of allowance of $261 at December 31, 2015 and $3,196 at December 31, 2014	30,163	215,205
Inventories, net	36,697	68,808
Prepaid expenses and other current assets	10,603	18,785
Due from related parties	59,013	45,766

Total current assets	149,234	361,634
Property and equipment, net	217,687	544,043
Intangible assets, net	—	708

Total assets	$366,921	$906,385

Liabilities and Partners’ Capital
Current liabilities:
Trade payables	$28,065	$69,818
Accrued expenses and other current liabilities	12,977	45,462
Current maturities of capital lease obligations	1,960	4,995
Due to related parties	104,970	128,292

Total current liabilities	147,972	248,567
Long term debt	119,800	229,610
Other noncurrent liabilities	1,315	3,221

Total noncurrent liabilities	121,115	232,831

Total liabilities	269,087	481,398

Commitments and Contingencies (Note 13)
Partners’ capital
General partner’s capital	97,736	424,562
Limited partner’s capital	98	425

Total partners’ capital	97,834	424,987

Total liabilities and partners’ capital	$366,921	$906,385

See accompanying notes to financial statements.

TRICAN WELL SERVICE, L.P.

Statements of Operations

Years ended December 31, 2015 and 2014

(Amounts in thousands)

	2015	2014
Revenue	$372,078	$981,837
Operating costs and expenses:
Direct costs	207,618	448,055
Selling, general and administrative expenses	223,832	485,977
Depreciation and amortization	80,684	92,394
Impairment of property and equipment	246,626	—

Total operating costs and expenses	758,760	1,026,427

Operating loss	(386,682)	(44,589)

Other expenses:
Other expense (income), net	103	(1,317)
Interest expense, net	5,438	5,987

Total other expenses	5,541	4,670

Net loss	$(392,223)	$(49,259)

See accompanying notes to financial statements.

TRICAN WELL SERVICE, L.P.

Statements of Partners’ Capital

Years ended December 31, 2015 and 2014

(Amounts in thousands)

	General Partner’s Capital	Limited Partner’s Capital	Total
Balance as of December 31, 2013	$467,262	$468	$467,730
Contributions	11,089	11	11,100
Distributions	(5,043)	(5)	(5,048)
Stock-based payments	464	—	464
Net loss	(49,210)	(49)	(49,259)

Balance as of December 31, 2014	424,562	425	424,987
Contributions	71,002	71	71,073
Distributions	(6,174)	(6)	(6,180)
Stock-based payments	177	—	177
Net loss	(391,831)	(392)	(392,223)

Balance as of December 31, 2015	$97,736	$98	$97,834

See accompanying notes to financial statements.

TRICAN WELL SERVICE, L.P.

Statements of Cash Flows

Years ended December 31, 2015 and 2014

(Amounts in thousands)

	2015	2014
Cash flows from operating activities:
Net loss	$(392,223)	$(49,259)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	80,684	92,394
Loss on disposal of property and equipment	4,435	8,089
Provision for bad debt expense (recovery)	(45)	2,676
Impairment of property and equipment	246,626	—
Provision for slow moving and obsolete inventory	7,335	5,098
Stock-based compensation	177	464
Decrease (increase) in trade receivables	185,087	(130,763)
Decrease (increase) in inventories	13,401	(27,532)
Decrease (increase) in prepaid expenses and other current assets	8,182	(263)
Decrease (increase) in due from related parties	(3,135)	(4,470)
Increase (decrease) in trade payables	(41,601)	28,892
Increase (decrease) in accrued expenses and other current liabilities	(32,484)	17,801
Increase (decrease) in due to related parties	6,131	9,077
Increase (decrease) in other liabilities	(1,906)	(191)

Net cash provided by (used in) operating activities	80,664	(47,987)

Cash flows from investing activities:
Purchase of property and equipment	(691)	(42,889)
Payments received on note due from a related party	2,000	—
Advances made on note due from a related party	(4,465)	(19,000)

Net cash used in investing activities	(3,156)	(61,889)

Cash flows from financing activities:
Payments on capital leases	(4,309)	(5,871)
Proceeds from the revolving credit facility	58,000	148,000
Payments on the revolving credit facility	(167,494)	(32,000)
Contributions from partners	41,008	11,100
Distributions to partners	(5,025)	(5,048)

Net cash (used in) provided by financing activities	(77,820)	116,181

Net increase (decrease) in cash and cash equivalents	(312)	6,305
Cash and cash equivalents, beginning	13,070	6,765

Cash and cash equivalents, ending	$12,758	$13,070

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$5,879	$5,841
Non-cash investing and financing activity:
Capital lease obligations	$3,153	$2,142
Non-cash capital contributions	$30,065	$—
Non-cash capital distributions	$(1,155)	$—
Non-cash purchases of property and equipment from parent	$2,359	$34,454
Decrease in accrual related to purchases of property and equipment	$(3,054)	$(2,206)
Noncash transfers of property and equipment to Parent	$2,045	$4,336
Non-cash capitalization of components to property and equipment	$5,773	$7,949
Non-cash transfers of inventory to Parent	$5,602	$2,991

See accompanying notes to financial statements.

TRICAN WELL SERVICE, L.P.

Notes to the Financial Statements

Years ended December 31, 2015 and 2014

(1) Description of Company

Trican Well Service, L.P. (the “Partnership”) is a multi-basin provider of oilfield services to oil and natural gas exploration and production companies in the United States. The Partnership provides customers with hydraulic fracturing, cementing, coiled tubing and other services.

The Partnership is a wholly owned indirect subsidiary of Trican Well Service Ltd. (the “Parent”); an international oilfield services company incorporated under the laws of the province of Alberta, Canada and traded on the Toronto Stock Exchange.

On January 25, 2016 the Parent entered into a definitive agreement with Keane Group Holdings LLC (“Keane”), a privately held U.S. based oilfield services company, for the sale of Parent’s U.S. pressure pumping business for $200 million in cash, an equity interest in Keane and Class C Profits Interests in Keane that represent an additional economic participation above certain thresholds upon a Keane liquidity event (the “Transaction”). The Transaction includes the sale of substantially all of the assets and liabilities of the Partnership. Businesses retained by the Parent included Trican Geological Services and Trican Industrial and Pipeline Services. The Transaction closed on March 16, 2016.

(2) Basis of Presentation

The financial statements of the Partnership have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), Securities and Exchange Commission (“SEC”) Regulation S-X, Article 3, General Instructions as to Financial Statements and SEC Staff Accounting Bulletin (“SAB”) Topic 1-B, Allocations of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity, and reflect all material adjustments that management believes are necessary to present fairly, in all material respects the financial results for the periods presented.

The Partnership operates independently from the Parent and incurs its own operating expenses. However, certain support functions are provided to the Partnership by the Parent. These functions include corporate finance, information systems, human resources, technology services, research and development, and operational and safety support. The main allocation driver for each of the allocated expenses is time spent supporting the Partnership as a percentage of total time spent by each Parent employee on each area.

Management believes that the assumptions underlying financial statements including assumptions regarding allocating general corporate overhead from the Parent are reasonable. However, such costs may not reflect the actual expenses that would have been incurred had the Partnership been operating as a standalone company for the periods presented. In addition, these costs may not be reflective of costs that would have been incurred if the Partnership was operating as part of Keane.

Actual costs that would have been incurred if the Partnership operated independently from the Parent would depend on multiple factors, including organizational and strategic decisions in various areas, including information technology and infrastructure. Transactions between Trican and the Parent have been identified in these financial statements as transactions between related parties. Refer to Note 15 for further discussion of related party transactions.

TRICAN WELL SERVICE, L.P.

Notes to the Financial Statements

Years ended December 31, 2015 and 2014

(3) Summary of Significant Accounting Policies

(a) Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect certain amounts reported in the financial statements. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the useful lives of property and equipment and intangible assets, allowances for doubtful accounts, impairment of long-lived assets, contingent liabilities, fair value of stock-based compensation and net realizable value of inventory.

(b) Cash and Cash Equivalents

The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

(c) Trade Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount. Amounts collected on trade accounts receivable are included in net cash provided by operating activities in the statements of cash flows.

The Partnership analyzes the need for an allowance for doubtful accounts for estimated losses related to potentially uncollectible accounts receivable on a case by case basis throughout the year. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and customers’ financial condition, the amount of receivables in dispute, the current receivables aging and current payment patterns. The Partnership reserves amounts based on specific identification. Account balances are written off after all means of collection have been exhausted and the potential for recovery is considered remote.

	Thousands of Dollars
	2015	2014
Allowance for doubtful accounts, beginning of year	$3,196	$1,226
Bad debt expense:
Provision for doubtful accounts	1,035	2,676
Recovery of doubtful accounts	(1,080)	—

Total bad debt expense / (recovery)	(45)	2,676
Write off of uncollectible accounts against reserve	(2,890)	(706)

Allowance for doubtful accounts, end of year	$261	$3,196

(d) Inventories

Inventories are stated at the lower of cost or market (net realizable value). Cost is determined using the standard cost method adjusted for variances when necessary, to approximate average costs. Costs of inventories include purchase, conversion and other costs incurred in bringing the inventory to its existing location and condition. Spare parts are valued at the lower of cost or market. Cost is determined using weighted average method.

TRICAN WELL SERVICE, L.P.

Notes to the Financial Statements

Years ended December 31, 2015 and 2014

The Partnership periodically reviews the nature and quantities of inventory on hand and evaluates the net realizable value of items based on historical usage patterns, known changes to equipment or processes and customer demand for specific products. Significant or unanticipated changes in business conditions could impact the magnitude and timing of impairment recognized. Provision for excess or obsolete inventories is determined based on our historical usage of inventory on-hand, volume on hand versus anticipated usage, technological advances, and consideration of current market conditions. Inventories that have not turned over for more than a year are subject to a slow moving reserve provision. In addition, inventories that have become obsolete due to technological advances, excess volume on hand, or not fitting our equipment are written-off.

(e) Revenue Recognition

Revenue from the Partnership’s hydraulic fracturing, cementing and coiled tubing services is earned and recognized as jobs are completed, which is generally on a day or hourly rate, raw material consumption, per stage or similar basis. All revenue is recognized when persuasive evidence of an arrangement exists, the service is complete, the amount is determinable and collectability is reasonably assured, as follows:

Hydraulic Fracturing

The Partnership provides hydraulic fracturing services pursuant to contractual arrangements, such as term contracts and pricing agreements, or on a spot market basis. Revenue is recognized upon the completion of each job, which can consist of one or more fracturing stages or wells. Once a job has been completed to the customer’s satisfaction, a field ticket is created that includes charges for the service performed and the chemicals and proppants consumed during the course of the service. The field ticket may also include charges for the mobilization of the equipment to the location, additional equipment used on the job, if any, and other miscellaneous items. This field ticket is used to create an invoice, which is sent to the customer upon the completion of each job.

Cementing

The Partnership provides cementing services pursuant to contractual arrangements, such as term contracts and pricing agreements, or on a spot market basis. The Partnership typically charges the customer for these services on a per job basis at agreed upon spot market rates or agreed upon job pricing for a particular project. Once a job has been completed to the customer’s satisfaction, a field ticket is written that includes charges for the service performed and the consumables used during the course of service. Revenue is recognized and customers are invoiced upon the completion of each job.

Coiled Tubing

Through its coiled tubing service line, the Partnership provides a range of coiled tubing and other well stimulation services, including nitrogen and pressure pumping services, primarily on a spot market basis. Jobs for these services are typically short term in nature, lasting anywhere from a few hours to several days. Revenue is recognized upon completion of each day’s work based upon a completed field ticket. The field ticket includes charges for the services performed and the consumables used during the course of service. The field ticket may also include charges for the mobilization and set-up of equipment, the personnel on the job, any additional equipment used on the job, and other miscellaneous items. The Partnership typically charges the customer for the services performed and resources provided on an daily basis at agreed-upon spot market rates.

TRICAN WELL SERVICE, L.P.

Notes to the Financial Statements

Years ended December 31, 2015 and 2014

Taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and therefore are excluded from revenues in the statements of operations and comprehensive loss.

Shipping and handling costs related to customer contracts are charged to cost of services. To the extent such costs are billable to the customer the amounts are recorded as revenue.

(f) Property and Equipment

Property and equipment, inclusive of equipment under capital lease, is stated at cost less accumulated depreciation.

Depreciation is recognized in the statement of operations on a straight-line basis over the estimated useful life of each part of an item of property and equipment, since this most closely reflects the expected pattern of consumption of the future economic benefits generated by the asset. Management bases the estimate of the useful life and salvage value of property and equipment on expected utilization, technological change and effectiveness of maintenance programs. When parts of an item of property and equipment have different useful lives, they are accounted for as separate items (major components) of property and equipment.

Gains and losses on disposal of property and equipment are determined by comparing the proceeds from disposal with the carrying amount of property and equipment, and are recognized net within operating costs and expenses in the statements of operations.

Equipment and vehicles held under capital leases are depreciated on a straight-line basis over their estimated useful lives.

Major classifications of property and equipment and their respective useful lives are as follows:

Type of property of equipment	Estimated useful life
Land	Indefinite life
Buildings and leasehold improvements	30 years
Machinery and equipment	5 to 10 years
Office equipment, furniture and fixtures	2 to 10 years

Depreciation methods, useful lives and residual values are reviewed annually and adjusted if appropriate.

The Partnership incurs maintenance costs on its major equipment. Repair and maintenance costs that do not improve or extend the life of the related assets are expensed as incurred. Refurbishments and renewals are capitalized when the value of the equipment is enhanced for a period of greater than 12 months.

(g) Intangible Assets

The Partnership’s acquired intangible assets are comprised of non-compete agreements and customer lists. Non-compete agreements and customer lists were recorded at their estimated fair values on the acquisition date and amortized on a straight-line basis over 8 year and 5 year estimated useful lives, respectively.

TRICAN WELL SERVICE, L.P.

Notes to the Financial Statements

Years ended December 31, 2015 and 2014

(h) Impairment of Long-Lived Assets

The Partnership assesses its intangible assets and property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is assessed using undiscounted future net cash flows of assets grouped at the lowest level for which there are identifiable cash flows independent of the cash flows of other groups of assets.

The Partnership determined the lowest level of identifiable cash flows that are independent of other asset groups to be at the asset group level (cementing, coiled tubing, hydraulic fracturing and other), as well as an entity level asset group for assets that do not have identifiable independent cash flows. Impairments exist when the carrying amount of an asset group exceeds estimates of the undiscounted cash flows expected to result from the use and eventual disposition of the asset group. When alternative courses of action to recover the carrying amount of the asset are under consideration, estimates of future undiscounted cash flows take into account possible outcomes and probabilities of their occurrence. If the carrying amount of the asset is not recoverable based on the estimated future undiscounted cash flows, the impairment loss is measured as the excess of the asset group’s carrying amount over its estimated fair value, such that the asset group’s carrying amount is adjusted to its estimated fair value, with an offsetting charge to operating costs and expenses. In assessing fair value of an asset group, recent market transactions are taken into account, if available. If no such transactions can be identified, an appropriate valuation model is used.

(i) Fair Value Measurements

Fair value represents the price that would be received to sell the asset or paid to transfer the liability in an orderly transaction between market participants at the reporting date. The Partnership’s assets and liabilities that are measured at fair value at each reporting date are classified according to a hierarchy that prioritizes inputs and assumptions underlying the valuation techniques. The Partnership utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Partnership determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 Inputs: Quoted prices (unadjusted) in an active market for identical assets or liabilities.

•	Level 2 Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•	Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

Assets and liabilities are classified in their entirety based on the lowest priority level of input that is significant to the fair value measurement. There were no transfers into or out of Levels 1, 2 and 3 during the years ended December 31, 2015 or 2014.

Recurring Fair Value Measurements

The Partnership’s financial instruments consist of cash and cash equivalents, trade receivables, trade payables, accrued expenses, related party balances and long-term debt. The carrying values of all the

TRICAN WELL SERVICE, L.P.

Notes to the Financial Statements

Years ended December 31, 2015 and 2014

Partnership’s financial instruments included in the accompanying balance sheets approximated or equaled their fair values at December 31, 2015 and December 31, 2014.

•	The carrying values of cash and cash equivalents, trade receivables, related party balances, trade payables, and accrued expenses approximated fair value at December 31, 2015 and December 31, 2014, due to their short-term nature.

•	The carrying value of amounts outstanding under long-term debt agreements with variable rates approximated fair value at December 31, 2015 and December 31, 2014, as the variable interest rates approximated market rates.

Non-Recurring Fair Value Measurements

The fair values of long-lived assets are determined with internal cash flow models based on significant unobservable inputs. The Partnership measures the fair value of its property and equipment using the discounted cash flow method and market participant assumptions. Given the unobservable nature of the inputs used in the Partnership’s internal cash flow models, the cash flows models are deemed to use Level 3 inputs.

During 2015, the Partnership recognized an impairment loss on its long-lived assets of $246.6 million. Refer to Note 8 for further discussion of impairment of long-lived assets.

(j) Employee Benefits and Postemployment Benefits

Contractual termination benefits are payable when employment is terminated due to an event specified in the provisions of a social/labor plan, state or federal law. Accordingly, in situations where minimum statutory termination benefits must be paid to the affected employees, the Partnership records employee severance costs associated with these activities in accordance with ASC 712, Compensation—Nonretirement Post-Employment Benefits. In all other situations where the Partnership pays termination benefits, including supplemental benefits paid in excess of statutory minimum amounts and benefits offered to affected employees based on management’s discretion, the Partnership records these termination costs in accordance with ASC 420, Exit or Disposal Cost Obligations. A liability is recognized for one time termination benefits when the Partnership is committed to i) make payments and the number of affected employees and the benefits received are known to both parties, and ii) terminating the employment of current employees according to a detailed formal plan without possibility of withdrawal and can reasonably estimate such amount.

(k) Stock-Based Compensation

The Parent sponsors a stock option plan in which certain employees of the Partnership are eligible. The Partnership accounts for the stock options issued under the plan as a capital contribution from the Parent. Compensation cost is measured at the fair value of the award on the date of grant using the Black Scholes option pricing model and is recognized using a graded vesting schedule over the service period for each tranche.

The Parent also sponsors a restricted share unit (“RSU”) plan in which employees of the Partnership participate. The awards issued under this plan are accounted for at fair value and recognized in the statement of operations using a graded vesting schedule over the service period for each tranche. These awards are settled in cash and therefore are classified as liabilities under ASC 718, Stock-based Compensation. At each reporting date between the grant date and the settlement date, the fair value of the liability is re-measured with any changes in fair value recognized in the statement of operations for the period.

TRICAN WELL SERVICE, L.P.

Notes to the Financial Statements

Years ended December 31, 2015 and 2014

(l) Leases

The Partnership leases certain facilities and equipment used in its operations. The Partnership evaluates and classifies its leases as operating or capital leases for financial reporting purposes. Assets held under capital leases are included in property and equipment. Operating lease expense is recorded on a straight-line basis over the lease term. Landlord incentives are recorded as deferred rent and amortized as reductions to lease expense on a straight-line basis over the life of the applicable lease.

(m) Research and Development Costs

Research and development costs are expensed as incurred. Research and development costs incurred directly by the Partnership were $3.5 million and $3.2 million for the years ended December 31, 2015 and 2014, respectively. In addition, research and development costs incurred by the Parent and allocated to the Partnership were $0.3 million and $0.6 million for the years ended December 31, 2015 and 2014, respectively.

(n) Income Taxes

The Partnership is a limited partnership and, therefore, is not liable for entity-level federal income taxes. It is not subject to any state and local income taxes. The Partnership’s operating results are included in Trican Delaware Inc.’s consolidated U.S. federal and state income tax returns.

(4) Recently Issued Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-13, Financial Instruments-Credit Loss, which is effective for fiscal years beginning after December 15, 2020 and interim periods within fiscal years beginning after December 15, 2021, with a modified-retrospective approach to be used for implementation. ASU 2016-13 changes several aspects of accounting for credit losses on assets measured at amortized cost and available-for-sale debt securities. The Partnership does not expect this guidance to have any impact on its financial position and results of operations.

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which is effective for annual periods beginning after December 31, 2017, and interim periods within annual periods beginning after December 15, 2018, with a cumulative-effect and prospective approach to be used for implementation. ASU 2016-09 changes several aspects of the accounting for share-based payment award transactions including accounting for income taxes, classification of excess tax benefits on the statement of cash flows, forfeitures, minimum statutory tax withholding requirements and classification of employee taxes paid on the statement of cash flows when an employer withholds shares for tax-withholding purposes. The Partnership is currently in the process of evaluating the impact of adoption of this guidance on our financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), effective for annual and interim periods beginning after December 15, 2019 and interim periods within annual periods beginning after December 15, 2010, with a modified retrospective approach to be used for implementation. ASU 2016-02 updates the previous lease guidance by requiring the recognition of a right-to-use asset and lease liability on the statement of financial position for those leases previously classified as operating leases under the old guidance. In addition, ASU 2016-02 updates the criteria for a lessee’s classification of a finance lease. The Partnership is currently in the process of evaluating the impact of adoption of this guidance on our financial statements.

TRICAN WELL SERVICE, L.P.

Notes to the Financial Statements

Years ended December 31, 2015 and 2014

In July 2015, the FASB issued ASU No. 2015-11, “Inventory (Topic 330): Simplifying the Measurement of Inventory,” which requires that inventory measured using FIFO or average cost be measured at the lower of cost and net realizable value. The ASU is effective for annual periods beginning after December 15, 2016. The Partnership is evaluating the impact of the adoption of this ASU.

In April 2015, the FASB issued ASU No. 2015-03, “Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs,” which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability. The ASU also requires amortization of debt issuance costs to be reported as interest expense. The ASU is effective for annual periods beginning after December 15, 2015. The Partnership will implement the provisions of ASU 2015-03, retrospectively, effective January 1, 2016. The adoption of this accounting guidance is not expected to have a material impact on the Partnership’s financial condition.

In January 2015, the FASB issued a new accounting pronouncement regarding extraordinary items. The guidance eliminates the concept and presentation requirements for extraordinary items and issuers are no longer required to evaluate and present separately any transaction which is unusual and infrequent. The guidance is effective for reporting periods beginning after December 15, 2015. The Partnership does not expect this guidance to have any impact on its financial position and results of operations.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers. This ASU amends the existing accounting standards for revenue recognition and is based on the principle that revenue should be recognized to depict the transfer of goods or services to a customer at an amount that reflects the consideration a company expects to receive in exchange for those goods or services. The Partnership is required to adopt this ASU on January 1, 2018, with early adoption permitted on January 1, 2017, and is currently evaluating the impact of this ASU on its financial statements.

(5) Inventories, net

Inventories, net consisted of the following at December 31, 2015 and 2014:

	Thousands of Dollars
	2015	2014
Chemicals and consumables	$16,046	$32,649
Parts	27,269	41,257

Less provision for slow moving inventory	(6,618)	(5,098)

Total inventories, net	$36,697	$68,808

The Partnership reviews the carrying value of inventory on a quarterly basis to verify that inventory is measured at the lower of cost or market value. As a result of decreased activity, the Partnership recorded a charge of $5.8 million for the year ended December 31, 2015 and nil for the year ended December 31, 2014 presented within direct costs in the statement of operations to write-down obsolete inventory to net realizable value. In addition, the Partnership recorded a slow moving inventory provision in the amount of $1.5 million and $5.1 million for the years ended December 31, 2015 and 2014, respectively.

TRICAN WELL SERVICE, L.P.

Notes to the Financial Statements

Years ended December 31, 2015 and 2014

(6) Property and Equipment, net

Property and equipment, net at December 31, 2015 and 2014 were as follows:

	Thousands of Dollars
	2015	2014
Land	$10,018	$10,018
Buildings and leasehold improvements	19,869	45,095
Machinery and equipment	397,246	784,544
Office equipment, furniture, fixtures	3,688	5,766

Total cost	430,821	845,423
Less accumulated depreciation	(231,800)	(322,551)
Assets not placed into service	18,666	21,171

Total property and equipment, net	$217,687	$544,043

Machinery and equipment as of December 31, 2015 and 2014 includes $10.7 million and $23.3 million of vehicles under capital lease, respectively. Accumulated depreciation related to vehicles under capital leases was $6.2 million and $15.5 million as of December 31, 2015 and 2014, respectively.

In 2015, the Partnership recorded $246.6 million of impairment losses. Refer to Note 8 for discussion of the nature of impairment losses.

(7) Intangible Assets

Intangible assets, net consisted of the following:

	Thousands of Dollars
	Cost	Accumulated Amortization	Total
Balance as of December 31, 2013	$22,400	$(18,859)	$3,541
Amortization		(2,833)	(2,833)

Balance as of December 31, 2014	22,400	(21,692)	708
Amortization		(708)	(708)

Balance as of December 31, 2015	$22,400	$(22,400)	$—

The above balances do not include the fully amortized customer list intangible of $9.1 million. As a result of a decline in commodity prices during the fourth quarter of 2014, the Partnership tested the intangible assets for impairment as of December 31, 2014. No impairment was recorded because the fair value of the asset group was higher than the carrying amount. As of December 31, 2015 both intangible assets were fully amortized.

(8) Impairment of Long-Lived Assets

Due to impact of the sharp decline in commodity prices during the fourth quarter of 2014 on the demand for the Partnership’s services, Partnership has determined that triggering event existed and performed an impairment testing of its long-lived asset impairment as of December 31, 2014.

TRICAN WELL SERVICE, L.P.

Notes to the Financial Statements

Years ended December 31, 2015 and 2014

No impairment was recorded in 2014 because under the Step 1 of the impairment assessment the sum of estimated future undiscounted cash flows of each asset group was higher than each respective carrying amount.

The Partnership tested its long-lived assets for impairment as of December 31, 2015, due to the continued decline in commodity prices and excess pressure pumping supply in the market, which were deemed triggering events. The Partnership tested property and equipment for recoverability by comparing the sum of estimated future undiscounted cash flows to the carrying value of each asset group.

As of December 31, 2015, the sum of the estimated future undiscounted cash flows was less than the carrying amount for each of the three asset groups. The Partnership measured the amount of impairment by comparing the fair value of each asset group to the carrying amount. The Partnership measured the fair value of its property and equipment using the discounted cash flow method using Level 3 unobservable inputs, incorporating market participant assumptions. The expected future cash flows used for impairment reviews and related fair value calculations are based on judgmental assessments of projected revenue growth, fleet count, utilization, gross margin rates, SG&A rates, working capital fluctuations, maintenance capital expenditures, discount rates and terminal growth rates. As a result, the following impairment charges were recognized for the year ended December 31, 2015:

•	The Partnership identified that the fair value of the cementing asset group was below its carrying amount. An impairment charge of $14.9 million was recorded against property and equipment related to this asset group. As a result of the impairment the carrying amount of this asset group has been reduced to fair value of $10.1 million.

•	The Partnership identified that the fair value of the coiled tubing asset group was below its carrying amount. An impairment charge of $12.3 million was recorded against property and equipment related to this asset group. As a result of the impairment the carrying amount of this asset group has been reduced to fair value of $6.1 million.

•	The Partnership identified that the fair value of the fracturing and other asset group was below its carrying amount. An impairment charge of $219.4 million was recorded against property and equipment related to this asset group. As a result of the impairment the carrying amount of this asset group has been reduced to fair value of $201.4 million.

The commodity price environment has created considerable uncertainty as to the level of activity that will be undertaken by several of the Partnership’s customers and considerably increases the estimation uncertainty associated with the future cash flows used in the impairment tests. Assumptions that are valid at the time of preparing the cash flow models may change significantly when new information becomes available.

(9) Long-Term Debt

Long-term debt at December 31, 2015 and 2014 consisted of the following:

	Thousands of Dollars
	2015	2014
Revolving credit facility (RCF)	$117,205	$226,700
Capital lease obligations	4,555	7,905

Total debt	121,760	234,605
Less: current maturities of capital lease obligations	(1,960)	(4,995)

Long-term debt	$119,800	$229,610

TRICAN WELL SERVICE, L.P.

Notes to the Financial Statements

Years ended December 31, 2015 and 2014

Revolving Credit Facility (RCF)

The Parent is a borrower under the 2015 Amended Credit Agreement (the “Credit Agreement”) with a syndicate of lenders. The Credit Agreement includes a revolving credit facility (“RCF”) to fund working capital needs, capital expenditures and permitted acquisitions. The Partnership, being one of the subsidiaries of the Parent, is able to draw upon the RCF in the United States to fund its local operations.

All borrowings under the RCF bear interest, at the Partnership’s option, at the applicable prime rate, Banker’s acceptance rate, or LIBOR plus a margin of 3.5% to 6.25%, dependent on certain financial ratios of the Partnership as outlined in the Credit Agreement. Draws under the RCF outstanding at December 31, 2015 carry interest at rates ranging from 4.77% to 4.92% per annum with maturities on dates ranging from January 7, 2016 to February 1, 2016. Draws under the RCF outstanding at December 31, 2014 carry interest at rates from 3.41% to 3.48% per annum with maturities on dates ranging from January 8, 2015 to February 24, 2015. Upon maturity of each draw the Partnership can roll it over to the next 30 to 90 day period or pay it down. The total undrawn commitment on the RCF available to the Partnership was $92.4 million and $22.8 million at December 31, 2015 and December 31, 2014, respectively. The undrawn commitment fee was 0.73% at December 31, 2015 and December 31, 2014. The final maturity of the RCF is October 18, 2018.

As part of the Credit Agreement, the Partnership as a restricted subsidiary of the Parent entered into a loan guarantee with the lenders. Restricted subsidiaries are all subsidiaries which are wholly owned by the Parent as further defined in the Credit Agreement and include Trican Well Service, L.P., Canadian Oilfield Stimulation Services Ltd., Birchwood Industries Ltd., Northline Energy Ltd., Trican Geological Solutions Ltd., Trican Partnership, Trican Completion Solutions Ltd., Trican Completion Solutions LLC, TriLib Management LLC, Trican Delaware Inc., Northline Energy Services Inc. and Trican, LLC. In accordance with the loan guarantee, the Partnership along with all other restricted subsidiaries listed above that are obligors on the Credit Agreement guarantees all of the lender secured obligations, whereby the Partnership absolutely, unconditionally and irrevocable guarantees to the lenders the due and punctual payment, discharge and full performance of all guaranteed obligations owing by any obligor to any and all of the lender secured parties, as defined in the Credit Agreement. In addition, all North American assets of the Parent including any material real property and title goods including those of the Partnership were pledged as collateral under the Credit Agreement.

In addition, the Parent must comply with all covenants as outlined in the Credit Agreement. The Credit Agreement also contains various customary representations and warranties. As of December 31, 2015, the Parent was in compliance with all covenants under the 2015 Amended and Restated Credit Agreement. As of December 31, 2014, the Parent was in compliance with covenants under the 2014 Amended and Restated Credit Agreement.

Capital Leases

The Partnership entered into several capital leases of office equipment and vehicles. These capital lease obligations are presented as separate line items in the financial statements, have lease terms that range from 36 to 60 months and interest rates that range from 2.25% to 3.75%. The outstanding capital lease obligation balance is $4.6 million and $7.9 million as at December 31, 2015 and 2014, respectively. Depreciation of assets held under capital leases is included within depreciation expense.

TRICAN WELL SERVICE, L.P.

Notes to the Financial Statements

Years ended December 31, 2015 and 2014

Future minimum lease payments under the Partnership’s capital leases, for the next five years are listed below:

Year-end December 31,	Thousands of Dollars
2016	$2,054
2017	1,288
2018	1,198
2019	197
2020	—

Subtotal	4,737
Less amount representing interest(1)	(182)

Total	$4,555

(1)	Amount necessary to reduce net minimum payments to present value calculated at the Partnership’s implicit rate at inception of the lease.

(10) Stock-Based Compensation

Overview of Share-Based Payment Plans

The Parent of the Partnership granted share-based awards to certain directors, officers, key employees and consultants of the Partnership in order to provide increased incentive to contribute to the future success of the Partnership. Share-based awards were issued to the key employees and directors in the form of stock options and restricted share units (“RSUs”) under the provisions of the 2010 Amended and Restated Stock Option Plan (“Stock Option Plan”) and 2010 Restricted Share Unit Plan (“RSU Plan”), respectively.

Stock Option Plan:

Stock options may be granted at the discretion of the Board of Directors of the Parent, and all officers and employees of the Partnership are eligible for participation in the stock option plan. The option strike price equals the volume-weighted-average closing price of the Parent’s shares traded on the Toronto Stock Exchange, for the five trading days preceding the date of grant. Options granted in 2010 and thereafter vest in three equal tranches on each of the first, second and third anniversary dates and expire five years from the date of grant. The Parent usually issues new shares to employees upon the exercise of vested stock options.

The Partnership records equity classified stock-based awards, granted to its employees by its Parent as a capital contribution from the Parent and recognizes related compensation in its statement of operations. The Partnership recognized compensation expense associated with stock options of $0.2 million and $0.5 million for the years ended December 31, 2015 and 2014, respectively. These amounts were recorded within selling, general and administrative expense in the Partnership’s statements of operations.

Total unrecognized compensation expense associated with stock options is $0.1 million at December 31, 2015 and will be recognized over a weighted-average period of 1.1 years.

TRICAN WELL SERVICE, L.P.

Notes to the Financial Statements

Years ended December 31, 2015 and 2014

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The weighted average assumptions used in the Black-Scholes option-pricing model and weighted-average grant date fair value for options granted in 2015 and 2014 are as follows:

	2015	2014
Weighted-average assumptions used:
Expected volatility	60.1%	38.7%
Dividend yield	0.0%	2.2%
Risk-free interest rate	0.6%	1.3%
Expected term (years)	3.6	3.4
Weighted-average grant date fair value (per option)	$0.27	$3.19

Transactions related to stock options for the year ended December 31, 2015 are summarized as follows:

	Options	Weighted- average exercise price per share	Weighted- average remaining term (in years)	Aggregate intrinsic value (in Thousands of Dollars)(2)
Outstanding at January 1, 2015	523,675	$15.20	3.0
Granted	298,400	0.63
Exercised	—	—
Forfeited	(149,250)	13.32
Expired	(57,200)	16.32
Outstanding at December 31, 2015	615,625	8.49	3.4	$0.00

Vested and expected to vest at December 31, 2015(1)	582,676	8.77	3.3	0.00
Exercisable at December 31, 2015	206,578	$17.4	1.6	$0.00

(1)	Includes outstanding vested options as well as outstanding non-vested options, net of estimated forfeitures
(2)	Based on the Parent’s closing stock price of $0.46 on December 31, 2015

Restricted Stock Unit Plan:

Restricted stock units are classified as liability awards as they are cash settled. Under the terms of the RSU plan, the RSUs awarded vest in three equal portions on the first, second and third anniversary of the grant date and are settled in cash in the amount equal to the volume-weighted-average trading price for the twenty trading days preceding the particular vesting date of the award. The fair value of the RSUs is expensed into income over the vesting period using the graded vesting schedule. At each reporting date between grant date and settlement, the fair value of the liability is re-measured with any changes in fair value recognized in the statement of operations during the period. All officers and employees of the Partnership are eligible for participation in the plan.

The Partnership recognized share-based payment reversal (expense) associated with the vesting of RSUs of $0.8 million and ($0.9) million for the years ended December 31, 2015 and 2014, respectively. These amounts were recorded in selling, general and administrative expense in the statement of operations.

Total unrecognized share-based payment expense was $0.2 million at December 31, 2015 and will be recognized over a weighted-average period of 1.3 years.

TRICAN WELL SERVICE, L.P.

Notes to the Financial Statements

Years ended December 31, 2015 and 2014

Transactions related to RSUs for the year ended December 31, 2015 are summarized as follows:

Non-Vested RSUs
Unvested at December 31, 2014	616,316
Granted	336,467
Vested	(197,019)
Forfeited	(264,047)

Unvested at December 31, 2015	491,717

Total cash settlement of vested RSUs was $0.6 and $2.6 million for the years ended December 31, 2015 and 2014, respectively.

(11) Operating Leases

The Partnership has certain non-cancelable operating leases for rail cars, office facilities and other equipment. Certain rail car leases require additional rental payments for the use of rail cars in excess of the allowable mileage stated in the respective agreement.

Certain leases include incentives during the buildout period and escalation clauses for adjusting rental payments to reflect changes in price indices. These leases generally contain renewal options and require the lessee to pay maintenance, insurance, taxes and other operating expenses in addition to the minimum annual rentals.

Landlord allowances are generally comprised of amounts received and/or promised to the Partnership by landlords and may be received in the form of cash or free rent. Rental expense related to operating leases of properties and rail cars was $6.1 million and $5.1 million for the years ended December 31, 2015 and 2014, respectively.

Future minimum lease payments under non-cancellable operating leases at December 31, 2015 are as follows:

Year-end December 31,	Thousands of Dollars
2016	$5,760
2017	5,376
2018	4,448
2019	2,390
2020	520

$18,494

(12) Termination Benefits

The Partnership recognized termination benefits in the amount of $2.1 million for the year ended December 31, 2015 related to the termination of 238 employees and closure of two of its district offices in Longview, Texas and Minot, North Dakota. This charge was recorded within selling, general and administrative expense in the statement of operations. No termination benefits were incurred during the year ended December 31, 2014.

TRICAN WELL SERVICE, L.P.

Notes to the Financial Statements

Years ended December 31, 2015 and 2014

(13) Commitments and Contingencies

Litigation

From time to time, the Partnership is subject to legal and administrative proceedings, settlements, investigations, claims and actions.

Sand Storage LLC Settlement—The Partnership was found to be in breach of a sand storage contract in Mathis with Sand Storage LLC. The claim was settled in January 2016 for $0.6 million including legal fees and was fully accrued for by the Partnership as of December 31, 2015.

Chesapeake Energy Corp. Settlement—Through an internal investigation it was discovered that the use tax the Partnership had been passing through to Chesapeake Energy Corp. had likely been calculated in error. Chesapeake Energy Corp. approved the settlement letter for $1.5 million, which was fully accrued for by the Partnership as of December 31, 2015.

Huron Minerals LLC—This is an unfiled claim which arises out of an allegation by Huron Minerals LLC that the Partnership owes it for sand not yet taken in 2015 under a four year sand purchase agreement with Huron that expired on December 31, 2015. The Partnership disputes this claim. The arbitration hearing began in early August 2016 and is ongoing. We deem the risk of loss to be at least reasonably possible, but no reliable estimate can be made at this time.

The Partnership’s assessment of the likely outcome of litigation matters is based on its judgment of a number of factors including experience with similar matters, past history, precedents, relevant financial and other evidence and facts specific to the matter. Notwithstanding the uncertainty as to the final outcome, based upon the information currently available to it, the Partnership does not currently believe these matters in aggregate will have a material adverse effect on its financial position or results of operations.

Sales and Use Tax

From time to time, the Partnership undergoes sales and use tax audits in the jurisdictions in which it operates. In addition, the tax regulations and legislation in the various jurisdictions are continually changing. Management believes that it has adequately met and provided for taxes based on the Partnership’s interpretation of the relevant tax legislation and regulations.

Long-Term Purchase Commitments

In January 2015, the Partnership entered into three long-term raw material supply agreements for sand to be used in hydraulic fracturing. The Partnership is subject to minimum purchase requirements and must pay penalties in the event of any shortfalls. In 2015, the Partnership did not recognize any shortfalls under these contracts.

Aggregate minimum commitments under these contracts as of December 31, 2015 are as follows:

Year-end December 31,	Thousands of Dollars
2016	$15,580
2017	21,486
2018	29,571
2019	24,489
2020	—

$91,126

TRICAN WELL SERVICE, L.P.

Notes to the Financial Statements

Years ended December 31, 2015 and 2014

(14) Significant Risks and Uncertainties Including Business and Credit Concentrations

The Partnership operates in three service lines: cementing, coiled tubing, and hydraulic fracturing and other, with significant concentrations in the hydraulic fracturing and other asset group. In 2015, sales to hydraulic fracturing customers represented 90% and 92% of the Partnership’s revenue and gross profit, respectively. In 2014, sales to hydraulic fracturing customers represented 91% and 91% of the Partnership’s revenue and gross profit, respectively.

The Partnership depends on its customers’ willingness to make operating and capital expenditures to explore for, develop and produce oil and natural gas in the United States, which in turn is affected by current and expected levels of oil and natural gas prices. As a result of depressed oil prices, the energy services industry is currently in a downturn characterized by excess equipment capacity across the U.S. hydraulic fracturing market. This downturn has impacted the demand for the Partnership’s services and its ability to negotiate pricing that will generate desirable margins. Through its impairment analyses, the Partnership determined the remaining carrying values of its long-lived and intangible assets were recoverable based on the Partnership’s forecast model. If industry conditions continue to deteriorate beyond the assumptions in the Partnership’s forecast, it is reasonably possible that this determination could change.

Credit Risk

The Partnership’s financial instruments exposed to concentrations of credit risk consist primarily of cash and cash equivalents, and trade receivables.

The Partnership’s cash balances on deposit with financial institutions total $12.8 million and $13.1 million as of December 31, 2015 and 2014, respectively, which exceed FDIC insured limits. The Partnership regularly monitors the financial condition of these financial institutions.

The majority of the Partnership’s trade receivables have payment terms of 30 days or less. For the year ended December 31, 2015, trade receivables from three customers individually represented 39%, 23% and 21%, respectively. For the year ended December 31, 2014, trade receivables from four customers individually represented 19%, 18%, 17% and 11%, respectively.

For the year ended December 31, 2015, revenue from three customers individually represented 24%, 14% and 13% of the Partnership’s revenue. For the year ended December 31, 2014, revenue from three customers individually represented 17%, 13% and 11% of the Partnership’s revenue. No other customer accounted for 10% or more of the Partnership’s consolidated revenue in the years ended December 31, 2015 or 2014.

Concentrations of credit risk with respect to accounts receivable are limited because the Partnership performs credit evaluations, sets credit limits, and monitors the payment patterns of its customers. The Partnership carefully evaluates new customers to determine their creditworthiness including review of credit applications, banking authorization forms, credit references and the credit report. The Partnership’s management approves and monitors credit limits for each of its customers.

TRICAN WELL SERVICE, L.P.

Notes to the Financial Statements

Years ended December 31, 2015 and 2014

(15) Related Party Transactions

The Partnership regularly enters into related party transactions with the Parent and its affiliates. Receivables from and payables to related parties consisted of the following at December 31, 2015 and 2014:

	Thousands of Dollars
	2015	2014
Due from Parent	$28,743	$19,085
Note receivable from Trican Completion Solutions, LLC (“TCS”)	23,654	20,444
Due from TCS	4,554	2,887
Due from other affiliates	2,062	3,350

Total	$59,013	$45,766

Due to Parent	$101,895	$123,091
Due to other affiliates	3,075	5,201

Total	$104,970	$128,292

The Partnership entered into a loan agreement with TCS, dated December 24, 2013, providing for an unsecured revolving loan in the principal amount of $30 million bearing interest rate of 3.4% per annum and repayable on demand. Accrued interest on the loan was $1.2 million and $0.4 million at December 31, 2015 and 2014. Interest income recognized on this loan amounted to $0.7 million and $0.4 million for the years ended December 31, 2015 and 2014, respectively, and was recorded within interest expense, net in the statement of operations.

The Partnership has a receivable due from TCS representing a short-term, non-interest bearing intercompany balance to assist TCS with funding of its working capital needs.

The Partnership’s intercompany transactions with the Parent relate to purchases of equipment and machinery, inventory, parts and chemicals. Intercompany receivables and payables are typically short-term in nature and non-interest bearing.

Transactions with related parties are summarized below:

	2015	2014
Purchases of equipment from the Parent	$2,359	$53,892
Purchase of inventory from the Parent	2,464	2,217
Selling, general and administrative expenses with affiliates	3,678	4,395
Transfers of equipment to the Parent	(2,045)	(4,336)
Transfers of inventory to the Parent	(5,602)	(2,991)

Charges for support functions provided to the Partnership by the Parent are included within selling, general and administrative expenses. These charges amounted to $0.6 million and $1.1 million for the years ended December 31, 2015 and 2014, respectively.

In the year ended December 31, 2015, the Parent issued a credit memo in the amount of $30.0 million to the Partnership against intercompany balances, which was recorded as a capital contribution from the Parent and reflected within Partners’ Capital. In July 2015 the Parent instructed the Partnership to forgive $1.1 million of

TRICAN WELL SERVICE, L.P.

Notes to the Financial Statements

Years ended December 31, 2015 and 2014

intercompany receivables from one of its affiliates, which was recorded as a reduction of intercompany receivables and non-cash capital distribution to the Parent.

In March, 2015 the Parent paid $41.0 million of the RCF on behalf of the Partnership, which was recorded as a reduction of long-term debt and a capital contribution from the Parent.

(16) Subsequent Events

The Partnership has evaluated subsequent events from the balance sheet date through October 20, 2016, the date at which the financial statements were available to be issued.

On January 25, 2016 the Parent entered into a definitive agreement with Keane Group Holdings LLC, a privately held U.S. based oilfield services company, for the sale of Parent’s U.S. pressure pumping business for approximately $200 million in cash, an equity interest in Keane and Class C Profits Interests in Keane that represent an additional economic participation above certain thresholds upon a Keane liquidity event. The Transaction includes the sale of substantially all of the assets and liabilities of the Partnership. The transaction closed on March 16, 2016.

In conjunction with the Transaction, the Parent also executed the 2016 Amended Credit Agreements with its bank lenders under its RCF and the holders of its Senior Notes to make certain amendments to the applicable credit documentation subject to closing of the U.S. operations sale. The 2016 Amended Credit Agreements include removal of all prior financial covenants until the third quarter of 2016, elimination of the minimum EBITDA and liquidity covenants, and new leverage and interest coverage ratio covenants.

On March 16, 2016 the Partnership fully repaid the outstanding balance on its RCF.

Keane Group, Inc.

PROSPECTUS

February 1, 2018

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. Except as otherwise noted, we will pay all of these amounts. All amounts are estimates except the SEC registration fee.

SEC Registration Fee	$	*
FINRA Filing Fee		**
Accounting Fees and Expenses		**
Legal Fees and Expenses		**
Printing Fees and Expenses		**
Blue Sky Fees and Expenses		**
Miscellaneous		**

Total	$	**

*	The Registrant is registering an indeterminate amount of securities under this registration statement and in accordance with Rules 456(b) and 457(r) under the Securities Act, the Registrant is deferring payment of all of the registration fee.
**	The applicable prospectus supplement will set forth the estimated aggregate amount of expenses payable in respect of any offering of securities.

Item 15. Indemnification of Directors and Officers

Delaware Registrants

(a) Keane Group, Inc. is incorporated under the laws of Delaware.

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the DGCL, Keane Group, Inc.’s certificate of incorporation contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director.

As permitted by the DGCL, Keane Group, Inc.’s bylaws provide that:

•	Keane Group, Inc. is required to indemnify its directors and executive officers to the fullest extent permitted by the DGCL, subject to very limited exceptions;

•	Keane Group, Inc. may indemnify its other employees and agents as set forth in the DGCL;

•	Keane Group, Inc. is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to very limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.

Keane Group, Inc. has entered, and intends to continue to enter, into separate indemnification agreements with its directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in Keane Group, Inc.’s certificate of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director or executive officer of Keane Group, Inc. regarding which indemnification is sought. The indemnification provisions in Keane Group, Inc.’s certificate of incorporation, bylaws and the indemnification agreements entered into or to be entered into between Keane Group, Inc. and each of its directors and executive officers may be sufficiently broad to permit indemnification of Keane Group, Inc.’s directors and executive officers for liabilities arising under the Securities Act. Keane Group, Inc. currently carries liability insurance for its directors and officers.

(b) KGH Intermediate Holdco I, LLC, KGH Intermediate Holdco II, LLC, Keane Frac GP, LLC, KS Drilling, LLC and Keane Group Holdings, LLC are each limited liability companies organized under the laws of Delaware.

Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person of the limited liability company from and against any and all claims and demands whatsoever.

Neither the Certificate of Formation nor the Limited Liability Company Agreement of Keane Group Holdings, LLC specifies the extent to which the limited liability company may indemnify its members, officers or directors.

The Limited Liability Company Agreements of KGH Intermediate Holdco I, LLC and KGH Intermediate Holdco II, LLC each provides that each current or former member and their affiliate, or any officer, director, shareholder, partner, member, employee, representative or agent of a current or former member or their affiliate shall, to the fullest extent permitted by the Delaware Limited Liability Company Act or other applicable law, be exculpated from, and indemnified against, any liability, loss, damage, penalty, action, claim, judgment, settlement, cost or expense of any kind or nature whatsoever (including, without limitation, all reasonable attorneys’ fees, costs and expenses) that relates to or arises out of, or is alleged to relate to or arise out of, any action or inaction on the part of the limited liability company or such current or former member and their affiliate, or such officer, director, shareholder, partner, member, employee, representative or agent of a current or former member or their affiliate, other than acts or omissions involving willful misconduct or knowing violations of criminal law.

The Amended and Restated Limited Liability Company Agreement of Keane Frac GP, LLC provides that the managing member, the officers and any other officers and their affiliates shall, to the fullest extent permitted or required by the Delaware Limited Liability Company Act or any other applicable law, be exculpated from, and indemnified against, any liability, loss, damages, penalty, action, claim, judgment, settlement, cost or expense of any kind or nature whatsoever (including all reasonable attorneys’ fees, costs and expenses) that relates to or arises out of, or is alleged to relate to or arise out of, any action or inaction on the part of the limited liability company or such managing member, officers and other officers and their affiliates, provided that the conduct of such managing members, officers and other officers and their affiliates did not constitute fraud, willful misconduct, gross negligence or a material breach of the Amended and Restated Limited Liability Company Agreement of Keane Frac GP, LLC.

The Second Amended and Restated Limited Liability Company Agreement of KS Drilling, LLC provides that a current or former member or manager and their affiliate, or any officer, director, shareholder, partner, member, employee, representative or agent of any current or former member or manager or their affiliate shall, to the fullest extent permitted by the Delaware Limited Liability Company Act or other applicable law, be exculpated from, and indemnified against, any liability, loss, damage, penalty, action, claim, judgment, settlement, cost or expense of any kind or nature whatsoever (including, without limitation, all reasonable attorneys’ fees costs, and expenses) that relates to or arises out of, or is alleged to relate to or arise out of, any action or inaction on the part of the limited liability company or such current or former member or manager and their affiliate, or such officer, director shareholder, partner, member, employee, representative or agent of a current or former member or manager and their affiliate, other than acts or omissions involving willful misconduct or knowing violations of criminal law.

The Certificate of Formations for each of KGH Intermediate Holdco I, LLC, KGH Intermediate Holdco II, LLC, Keane Frac GP, LLC and KS Drilling, LLC do not specify the extent to which each limited liability company may indemnify its members, officers or directors.

Pennsylvania Registrant

(a)	Keane Frac, LP is a limited partnership organized under the laws of Pennsylvania.

Section 8510 of the Pennsylvania Revised Uniform Limited Partnership Act (the “Pennsylvania RULPA”) provides that, subject to such standards and restrictions, if any, as are set forth in its partnership agreement, a limited partnership may, and shall have the power to, indemnify and hold harmless any partner or other persons from and against any and all claims and demands whatsoever; provided, however, that such indemnification shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Pennsylvania consolidated statutes 1 Pa. C. S. 1991 defines “Person” as a corporation, partnership, limited liability company, business trust, other association, government entity (other than the Commonwealth), estate, trust, foundation or natural person.

The Second Amended and Restated Limited Partnership Agreement of Keane Frac L.P. provides that each partner and each current and former officer, director, stockholder, partner and employee of each partner, their affiliates and agent shall be indemnified to the fullest extent permitted by law by the Partnership against any and all losses, claims, damages, liabilities, expenses (including attorneys’ fees), judgments, fines, settlements, injuries and other expenses incurred in defending any actual or threatened action, claim, demand, suit or proceeding, of any nature sustained by reason of any alleged action or omission performed on behalf of the partnership or in their capacity as a partner, an officer, director, stockholder, partner, employee or affiliate of a partner or an agent of any of them unless if the act or omission upon which any such actual or threatened action, claim, demand, suit or proceeding against any indemnified party is based was performed or omitted fraudulently or in bad faith or as a result of willful misconduct or gross negligence by such indemnified party.

Item 16. Exhibits Schedules

See the exhibit index attached hereto, which is incorporated herein by reference as if fully set forth herein.

Item 17. Undertakings

(1) Each undersigned registrant hereby undertakes:

(A) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(A)(i), (1)(A)(ii) and (1)(A)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(B) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(D) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(E) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(2) Each undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Exhibit Index

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Exhibit	Filing Date	Filed Herewith
1.1‡	Form of Underwriting Agreement

4.1	Certificate of Incorporation of Keane Group, Inc., including Amendment of Certificate of Incorporation, dated October 13, 2016	S-1	3.1	12/14/16

4.2	Bylaws of Keane Group, Inc.	10-K	3.2	3/21/17

4.3	Amended & Restated Stockholders Agreement, dated as of July 3, 2017, by and among Keane Group, Inc. and the stockholders named therein	8-K	10.3	7/3/17

4.4	Amended and Restated Asset-Based Revolving Credit Agreement, dated December 22, 2017, by and among Keane Group Holdings, LLC, as the Lead Borrower, Keane Frac LP and KS Drilling, LLC, as borrowers, the guarantors party thereto, the lenders party thereto, and Bank of America, N.A., as administrative and collateral agent	8-K	10.1	12/28/17

4.5	Term Loan Agreement, dated March 15, 2017, among Keane Group, Inc., as the Parent Guarantor, Keane Group Holdings, LLC, as the Lead Borrower, the borrowers thereto, the Lenders Party thereto, and Owl Rock Capital Corporation, as administrative and collateral agent and lead arranger	10-K	10.2	3/21/17

4.6	Limited Liability Company Agreement of Keane Investor Holdings LLC, dated as of January 20, 2017, by and among Cerberus International II Master Fund, L.P., Cerberus Institutional Partners, L.P.—Series Four, Cerberus Institutional Partners V, L.P., Cerberus CP Partners, L.P., Cerberus MG Fund, L.P., CIP VI Overseas Feeder, Ltd., CIP VI Institutional Feeder, L.P., JS Keane Coinvestor LLC, Trican Well Services, L.P., SJK Family Limited Partnership, LP, KCK Family Limited Partnership, LP, Tim Keane, Brian Keane, SJ Keane Family Trust, Jacquelyn Keane, Cindy Keane, KC Family Trust, Cerberus Capital Management, L.P., S & K Management Services, LLC and the Persons listed on Schedule A thereto	8-K	10.4	1/26/17

4.7	Contingent Value Rights Agreement, dated July 3, 2017, by and among the Company, RockPile Energy Holdings, LLC and the Permitted Holders.	8-K	10.1	7/3/17

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Exhibit	Filing Date	Filed Herewith
4.8	Incremental Facility Agreement and Amendment No. 1, dated as of July 3, 2017, by and among Keane Group Holdings, LLC (“KGH LLC”), Keane Frac, LP and KS Drilling, LLC, as borrowers, the Company, KGH Intermediate Holdco I, LLC, KGH Intermediate Holdco II, LLC and Keane Frac GP, LLC, as guarantors, each of the incremental lenders party thereto, each of the existing lenders party thereto, and Owl Rock Capital Corporation (“Owl Rock”), as administrative agent and collateral agent, to the Term Loan Agreement, dated as of March 15, 2017, among the Company, as the parent guarantor, KGH LLC, as the lead borrower, the other borrowers and guarantors party thereto, the existing lenders, and Owl Rock, as administrative agent and collateral agent.	8-K	10.4	7/3/17

4.9‡	Form of Indenture

5.1	Opinion of Schulte Roth & Zabel LLP				X

5.2	Opinion of Clark Hill PLC

12.1	Computation of Ratio of Earnings to Fixed Charges				X

23.1	Consent of Schulte Roth & Zabel LLP (included in Exhibit 5.1)

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm				X

23.3	Consent of KPMG LLP, Independent Registered Public Accounting Firm				X

23.4	Consent of KPMG LLP, Independent Registered Public Accounting Firm				X

23.5	Consent of KPMG LLP, Independent Auditor				X

23.6	Consent of Grant Thornton LLP, Independent Certified Public Accountants				X

23.7	Consent of Clark Hill PLC (included in Exhibit 5.2)

24.1	Powers of Attorney (included on signature pages of this Registration Statement)

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended				X

‡	To be filed as an exhibit to a Current Report on Form 8-K or other document incorporated by reference herein or to a post-effective amendment hereto, if applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 1, 2018.

Keane Group, Inc.

By:	/s/ James C. Stewart
Name:	James C. Stewart
Title:	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby constitute and appoint James C. Stewart and Gregory L. Powell, or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments thereto and any registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on February 1, 2018.

Signature	Title

/s/ James C. Stewart James C. Stewart	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

/s/ Gregory L. Powell Gregory L. Powell	President and Chief Financial Officer (Principal Financial Officer)

/s/ Lamphung Ngo-Burns Lamphung Ngo-Burns	Chief Accounting Officer (Principal Accounting Officer)

/s/ Lucas N. Batzer Lucas N. Batzer	Director

/s/ Dale M. Dusterhoft Dale M. Dusterhoft	Director

/s/ Marc G. R. Edwards Marc G. R. Edwards	Director

Signature	Title

/s/ James E. Geisler James E. Geisler	Director

/s/ Christian A. Garcia Christian A. Garcia	Director

/s/ Gary M. Halverson Gary M. Halverson	Director

/s/ Lisa A. Gray Lisa A. Gray	Director

/s/ Shawn Keane Shawn Keane	Director

/s/ Elmer D. Reed Elmer D. Reed	Director

/s/ Lenard B. Tessler Lenard B. Tessler	Director

/s/ Scott Wille Scott Wille	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 1, 2018.

Keane Group Holdings, LLC

By:	/s/ James C. Stewart
Name:	James C. Stewart
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitute and appoint James C. Stewart and Gregory L. Powell, or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments thereto and any registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on February 1, 2018.

Signature	Title

/s/ James C. Stewart James C. Stewart	Chief Executive Officer (Principal Executive Officer)

/s/ Gregory L. Powell Gregory L. Powell	President and Chief Financial Officer (Principal Financial Officer)

/s/ Lamphung Ngo-Burns Lamphung Ngo-Burns	Vice President and Chief Accounting Officer (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 1, 2018.

KGH Intermediary Holdco I, LLC

By:	/s/ James C. Stewart
Name:	James C. Stewart
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitute and appoint James C. Stewart and Gregory L. Powell, or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments thereto and any registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on February 1, 2018.

Signature	Title

/s/ James C. Stewart James C. Stewart	President (Principal Executive Officer)

/s/ Gregory L. Powell Gregory L. Powell	Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Lamphung Ngo-Burns Lamphung Ngo-Burns	Vice President and Chief Accounting Officer (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 1, 2018.

KGH Intermediary Holdco II, LLC

By:	/s/ James C. Stewart
Name:	James C. Stewart
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitute and appoint James C. Stewart and Gregory L. Powell, or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments thereto and any registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on February 1, 2018.

Signature	Title

/s/ James C. Stewart James C. Stewart	President (Principal Executive Officer)

/s/ Gregory L. Powell Gregory L. Powell	Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Lamphung Ngo-Burns Lamphung Ngo-Burns	Vice President and Chief Accounting Officer (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 1, 2018.

Keane Frac GP, LLC

By:	/s/ James C. Stewart
Name:	James C. Stewart
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitute and appoint James C. Stewart and Gregory L. Powell, or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments thereto and any registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on February 1, 2018.

Signature	Title

/s/ James C. Stewart James C. Stewart	President (Principal Executive Officer)

/s/ Gregory L. Powell Gregory L. Powell	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 1, 2018.

Keane Frac, LP

By:	/s/ James C. Stewart
Name:	James C. Stewart
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitute and appoint James C. Stewart and Gregory L. Powell, or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments thereto and any registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on February 1, 2018.

Signature	Title

/s/ James C. Stewart James C. Stewart	President (Principal Executive Officer)

/s/ Gregory L. Powell Gregory L. Powell	Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Lamphung Ngo-Burns Lamphung Ngo-Burns	Vice President and Chief Accounting Officer (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 1, 2018.

KS Drilling, LLC

By:	/s/ James C. Stewart
Name:	James C. Stewart
Title:	President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitute and appoint James C. Stewart and Gregory L. Powell, or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments thereto and any registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on February 1, 2018.

Signature	Title

/s/ James C. Stewart James C. Stewart	President (Principal Executive Officer)

/s/ Gregory L. Powell Gregory L. Powell	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)